Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

JAMF HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and (h)	18,000,000(2)	$19.74	$355,320,000	0.00014760	$52,445.24
Total Offering Amounts					$355,320,000		$52,445.24
Total Fee Offsets							N/A
Net Fee Due							$52,445.24

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), which may become issuable under the Jamf Holding Corp. Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction affecting the Common Stock.
(2)	Represents additional shares of Common Stock reserved and available for delivery with respect to awards issued under the Plan, which include shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling, automatic share reserve increase and other terms and conditions of the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price of $19.74 per share represents the average of the high and low price of a share of the Common Stock on May 10, 2024, as reported on The Nasdaq Global Select Market.